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                            INTRANET SOLUTIONS, INC.


                    SUPPLEMENT, DATED FEBRUARY 17, 1998, TO
                      PROSPECTUS DATED SEPTEMBER 17, 1997


                               WARRANT REDEMPTION

     On February 17, 1998, IntraNet Solutions, Inc. (the "Company") called for redemption on March 19, 1998 (the "Redemption Date") all of its outstanding Common Share Purchase Warrants (the "Warrants"), at the price of $.05 per Warrant (the "Redemption Price"), for a total redemption price of $8,715.00.

     Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at $4.00 per share of Common Stock.

     THE RIGHT TO EXERCISE THE WARRANTS EXPIRES AT 5:00 P.M., MINNEAPOLIS, MINNESOTA TIME ON THURSDAY, MARCH 19, 1998, WHICH IS THE LAST FULL BUSINESS DAY PRIOR TO THE REDEMPTION DATE. THEREAFTER THE WARRANTS WILL NO LONGER BE EXERCISABLE, AND THE HOLDERS OF WARRANTS WILL HAVE ONLY THE RIGHT TO THE REDEMPTION PRICE.

     The Warrants may be exercised upon surrender of the certificate therefor on or prior to 5:00 p.m., Minneapolis, Minnesota time, on Thursday, March 19, 1998, at the offices of the Company's transfer agent, Norwest Bank Minnesota, N.A., Shareholder Services, 161 North Concord Exchange, South St. Paul, MN 55075-1139 (the "Warrant Agent") with the "Purchase Form" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment (in the form of certified or bank check payable to the order of IntraNet Solutions, Inc.) of the full exercise price for the number of Warrants being exercised. Holders of the Warrants will automatically forfeit all rights thereunder except the right to receive the $.05 Redemption Price unless the Warrants are exercised on or before Thursday, March 19, 1998.

     The Company will receive an aggregate of approximately $690,000 in net proceeds from the issuance of the Common Stock upon exercise of all of the outstanding Warrants, after deducting expenses of this notification of approximately $10,000. The Company intends to use the net proceeds from the exercise of the Warrants for working capital purposes.